Exhibit 10.15

FOIA CONFIDENTIAL TREATMENT REQUESTED

Confidential Materials omitted and filed separate with the Securities and Exchange Commission

Triple asterisks denote omissions

JOINT VENTURE AGREEMENT

THIS AGREEMENT (the “Agreement) is made as of the 22nd day of September, 2016, by and between SunGen Pharma LLC (“SunGen” DBA “Peterson Pharmaceutical”), a New Jersey limited liability company, with its principal office and place of business at 303C College Road East, Princeton, NJ 08540 (“SunGen”), and Athenex Pharmaceutical Division which is a division of Athenex, Inc., a Delaware corporation, with its principal office and place of business at Conventus Building, 1001 Main Street, Suite 600, Buffalo, NY 14203 (“Athenex”) (each a “Party”, and collectively, the “Parties”).

WHEREAS SunGen is a specialty pharmaceutical company which develops, contract manufactures, and sells pharmaceutical finished products;

WHEREAS Athenex is a global innovative pharmaceutical company focused on the development and commercialization of next generation therapies;

WHEREAS the Parties wish to join together in a joint venture for the purpose of developing and commercializing certain human Rx, including 503(b) compounding, pharmaceutical products;

NOW THEREFORE BE IT RESOLVED, in consideration of the mutual covenants, promises, warranties and other good and valuable consideration set forth herein, the Parties agree as follows:

1. Formation. The joint venture formed pursuant to this Agreement (the “Joint Venture”) shall do business under the name Peterson Athenex Pharmaceuticals, LLC, which the parties expect shall be formed as a Delaware limited liability company by Oct 15, 2016, and shall have its legal address at 303C College Road East, Princeton, NJ 08540. Athenex will generate the initial drafts of the limited liability company formation documents for the Joint Venture (the “Joint Venture Documents”) for review by Sungen by no later than September 30th. The parties agree to review and negotiate the definitive terms of such documents in good faith and in a timely fashion following delivery of the draft documents to Sungen; provided, however, that the parties will not be bound to the terms of such documents until they are mutually approved. SunGen will own 51% and Athenex will own 49% shares of stock of the Joint Venture. A bank account in the name of the Joint Venture shall be established, into which the financial contributions of the Parties shall be deposited, for use in the set-up, operation, and administration of the Joint Venture. The Joint Venture shall be considered in all respects a joint venture between the Parties, and nothing in this Agreement shall be construed to create a partnership or any other fiduciary relationship between the Parties.

2. Purpose. The Joint Venture shall be formed for the purpose of development, marketing and commercialization of pharmaceutical products, initially, Terbutaline Sulfate Injectable and Lincomycin HC1 Injectable. No limit is set on the number of products that might be added to the JV in the future.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

3. Contributions.

3.1 The sales and marketing of two drug products, namely Terbutaline Sulfate Injectable and Lincomycin HC1 injectable, shall be placed initially into the JV. The Parties shall each make an initial contribution to the Joint Venture according to the following terms, upon the reaching of mutual agreement between the parties with respect to the final form of the Joint Venture Documents:

a.	SunGen’s Contribution: Five year exclusive human Rx sales right in the US, Canada and Mexico for FDA approved abbreviated new drug application (ANDA) of Terbutaline Sulfate drug product; manufacture of commercial batches of the Terbutaline Sulfate drug product; Exclusive human Rx sales right in the US for Lincomycin injectable products ANDA owned by SunGen; development of ANDA of Lincomycin injectable drug products, 2 mL Vials — NDC 0009-0555-01 and 10 mL Vials — NDC 0009-0555-02, and submission of the ANDA for FDA approval, and manufacture of commercial batches of the Lincomycin drug products upon approval of the ANDA by FDA; and Licomycin API, formulation and processes to be used for the sole purpose for the joint 503(b) compounding business with Athenex.

b.	Athenex’s Contribution: Manufacturing costs of the Terbutaline Sulfate drug product; Athenex’s portion of the development and manufacture and associated costs of Lincomycin injectable drug products, which is $375,000, of which the initial $*** shall be paid by Athenex to SunGen upon signing of the reaching of mutual agreement between the parties with respect to the final form of the Joint Venture Agreements; milestone payments according to Exhibit B; marketing and sales of the Terbutaline drug product and Lincomycin injectable drug products, including 503(b) products, into the U.S. human health market; Lincomycin 503(b) products manufactured by Athenex (manufacture of the 503(b) products shall stop when Lincomycin ANDA is approved by FDA, and Athenex shall return all know-how, formula, process, analytical methods, trade-secrets and other related Intellectual Property to SunGen); sales and marketing expenses (5-10% treated as sales expense of JV).

3.2 The sales and marketing of ANDA products of SunGen or SunGen partners will be evaluated by Athenex and agreed to by both Parties on the valuation/milestone payments/profit sharing, and the exclusive human Rx sales rights will be placed into JV, if agreement is reached. Athenex and its affiliates shall not, directly or indirectly, compete with SUNGEN by engaging in the development or assist the development of, manufacture, market, promote, use, license, distribute, sell, have sold, import, export, make or have made any drug or other product which is a generic version of the Terbutaline or Lincomycin, without SUNGEN’s prior written consent. Athenex shall make purchase orders from SunGen of the drug products once they are entered into the JV and have been approved by the FDA. All drug products to be sold by the JV shall be labeled “Peterson Athenex” in conjunction with the “Peterson Logo”. The JV shall have the exclusive rights to sell the products into the US human Rx business, while SunGen and its partners shall hold the ANDA ownership.

a.	Upon the reaching of mutual agreement between the parties with respect to the final form of the Joint Venture Documents, Athenex shall place the first purchase order of at least one (1) full batch of Terbutaline drug product from SunGen according to Exhibit A.

b.	Upon approval of ANDA for Lincomycin Injectable drug product by the FDA, Athenex shall place purchase orders for the drug product from SunGen within 3 months after the ANDA approval.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

4. Distribution of Profits. The Joint Venture Documents shall specify that any and all net profits accruing to the Joint Venture shall be held and distributed to the Parties in equal shares, i.e., split equally (50/50) between SunGen and Athenex, except for the sale of Terbutaline Injectable, where the profit shall be split 75/25 between SunGen and Athenex, respectively. For profit calculation purpose, 5-10% of sales and marketing costs actually spent by Athenex on the sale of products shall be taken into account as the costs of JV in the Joint Venture Documents.

5. Management. The Joint Venture Documents shall specify that the JV LLC shall be managed by a Board of Directors comprised of four (4) Directors, two of whom shall be appointed by SunGen, including the Chairperson of the Board, and the other two by Athenex, and shall specify the following additional terms, in addition to other terms and provisions to be set forth therein.

5.1 The Board shall appoint Mr. Jeff Yordon as the initial Chief Executive Officer in charge of daily operations of the JV.

5.2 Board meetings shall be held quarterly either in person or by teleconference after results of sales for that quarter become available.

5.3 Decisions on the following matters will need approval by the Board with 60% of voting rights:

a.	Sale of Assets or Stock of JV

b.	Sale or dissolution of the JV

c.	Profit distributions, including changes in splitting

d.	Hiring of JV Employees

e.	Tax treatment of distributions or profits

f.	Hiring of accountants, lawyers or consultants

g.	Spending on JV items

h.	Sales or Marketing plans or strategies

i.	Placement of additional products either acquired or developed into the JV

j.	Other items mutually negotiated and agreed upon.

6. No Exclusivity. Neither Party shall be obligated to offer any business opportunities or to conduct business exclusively with the other Party by virtue of this Agreement.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

7. Term. This Agreement shall remain in full force and effect for a period of ninety nine (99) years from the date of this Agreement (the “Initial Term”) or until and unless both parties agree to dissolve in writing. At any time, this Agreement may be terminated by mutual written consent of the Parties, as provided in Section 9, or in the event of a parties breach of the terms of this Agreement or the Joint Venture Documents which is not cured within 20 business days following delivery of written notice. If this Agreement either expires or is terminated, the parties agree that the Joint Venture entity shall be terminated, dissolved and liquidated as well, and all Parties’ obligations under this Agreement with respect to the operation and administration of the Joint Venture shall no longer have force or effect.

8. Confidentiality. Any information pertaining to either Party’s business to which the other Party is exposed as a result of the relationship contemplated by this Agreement shall be considered to be “Confidential Information.” Neither Party may disclose any Confidential Information to any person or entity, except as required by law, without the express written consent of the affected Party.

9. Further Actions. As provided herein, the Parties hereby agree to execute any further documents and to take any necessary actions to complete the formation of the Joint Venture; provided, however, that if the parties are unable to mutually agree upon to the terms of the definitive Joint Venture Documents by October 15th, then either party shall have the right to terminate this Agreement.

10. Assignment. Neither Party may assign or transfer their respective rights or obligations under this Agreement without prior written consent from the other Party. Except that if the assignment or transfer is pursuant to a sale of all or substantially all of a Party’s assets, a merger, a sale of a controlling interest of its stock, or otherwise pursuant to a sale of a Party’s business, then no consent shall be required.

11. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New Jersey without regard to conflicts of law principles.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Facsimile or scanned signatures shall be treated as equivalent to the original signatures.

13. Severability. If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

14. Notice. Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service, addressed as follows:

If to SunGen:	Dr. Isaac Liu, Co-CEO and President
303C College Road East
Princeton, NJ 08540

If to Athenex:	Mr. James Hussey
Executive Vice President
10 Martingale Road
Suite 203
Schaumburg, Illinois 60017

If to Joint Venture	Dr. Isaac Liu
303C College Road East
Princeton, NJ 08540

15. Headings. The headings for section herein are for convenience only and shall not affect the meaning of the provisions of this Agreement.

16. Entire Agreement. This Agreement, and after mutually agreed upon by the parties, the Joint Venture Agreements, constitutes the entire agreement between SunGen and Athenex, and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

SunGen PharmaLLC	Athesnex Pharmaceutical Division

Signature	Signature

Isaac Liu
Print Name	Print Name

Co-CEO and President
Title	Title

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT A

Transfer Price

Active Ingredient	Dosage Form; Route	Strength	Pack Size	Transfer Price/Market Share
Terbutaline Sulfate	Injectable; Injection	1MG/ML	10	1. ***/vial — at Launch 2. ***/vial — market share greater than/equal to 25% but less than 40% 3. ***/vial — market share greater than or equal to 40%

Batch Size: 42,500 vials

Profit Split SunGen and Athenex: 75%: 25%

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT B

Development Costs. As compensation for the development work on Lincomycin Injectable, Athenex shall pay SunGen the sum of $375,000 in milestones as follows:

1.	USD $*** payment shall be made upon signing of the Agreement.

2.	USD $*** non-refundable payment shall be made upon acceptance of the formulation development. SunGen and its partner(s) then execute media-fill batches and e-batches productions. Batch records and certificates of conformance of E-batches will be provided once finished. Stability testing of the Product of E-batches will then be executed.

3.	USD $*** non-refundable payment shall be made after successful 6-month accelerated stability testing.

4.	USD $*** payment shall be made upon acceptance of prepared CTD module II and III for ANDA submission of the Product.

5.	USD $*** payment shall be made when FDA grants the ANDA approval of the Product.

These Development Costs do not include cost for Reference Listed Drug (RLD). Lincomycin API and materials for developments of formulation and analytical methods and batch productions are included in the cost.

3.2	Price of Commercial Product.

Product	Price Per single vial units

2 mL vial	USD ***/vial

10 mL vial	USD ***/vial

2 mL Vials — NDC 0009-0555-01

10 mL Vials — NDC 0009-0555-02

8% annual GDUFA (facility) fee shall be paid by SunGen and Athenex equally from the year when the approval of the US ANDA occurs.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.